TECHNITROL, INC.
SUPPLEMENTAL RETIREMENT PLAN
AMENDED AND RESTATED
EFFECTIVE january 1, 2009

  PURPOSE CLAUSE

  This Plan was originally established solely for the purpose of providing benefits to certain employees of Technitrol, Inc. and its affiliated companies that would have been payable to them under the Technitrol, Inc. Retirement Plan but for the limitation placed on the amount of their Compensation that can be taken into account under Section 401(a)(17) of the Code. Effective as of January 1, 2002, this Plan was amended and restated to provide for enhanced supplemental retirement benefits for eligible employees offset by their accrued benefits under the Technitrol, Inc. Retirement Plan. The Plan is intended to constitute an unfunded plan primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees. This Plan is amended and restated, effective as of January 1, 2009, in order to comply with the requirements of Section 409A of the Code and the regulations and other guidance issued thereunder, with respect to amounts accrued and vested under the Plan after December 31, 2004. The Plan was operated in good faith compliance with Section 409A of the Code and interim guidance issued thereunder with respect to periods between January 1, 2005 and December 31, 2008. A Participant's entitlement to Pre-409A Benefits shall be governed by the terms and provisions of the Technitrol, Inc. Supplemental Retirement Plan, as amended and restated effective December 31, 2004.

  DEFINITIONS

    "Act" shall mean the Securities Exchange Act of 1934, as amended.
    "Actuarially Equivalent" shall mean equality in value of the aggregate amounts expected to be received under different benefit forms (other than lump sums pursuant to Article VI) or the same form commencing at different points of time as determined using the actuarial equivalent assumptions set forth in the Retirement Plan.
    "Administrator" shall mean Technitrol, Inc.
    "Beneficiary" shall mean a person or entity designated by a Participant, in a form prescribed by the Administrator, in accordance with Article III of this Plan to receive benefits upon the death of the Participant.
    "Change in Control" shall mean the occurrence of a change in the ownership or effective control of Technitrol, Inc., or in the ownership of a substantial portion of the assets of Technitrol, Inc., in each case as provided under Section 409A of the Code and the regulations and guidance issued thereunder.
    "Code" shall mean the Internal Revenue Code of 1986, as from time to time amended.
    "Company" shall mean Technitrol, Inc. and any affiliated company which participates in the Technitrol, Inc. Retirement Plan.
    "Compensation" shall mean the amount of base salary and cash bonus (not in excess of 75% of base salary in the calendar year in which it is paid) paid during the calendar year by the Company to a Participant.
    "Effective Date" shall mean January 1, 1994. The Effective Date of this amended and restated Plan shall mean January 1, 2009.
    "Early Retirement Date" of a Participant shall mean the first day of the calendar month coincident with or the next month following the date such a Participant attains age 55 and completes five (5) Years of Vesting Service.
    "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as from time to time amended.
    "Final Average Compensation" shall mean the average of the Participant's Compensation during the highest three (3) consecutive calendar years out of the last ten (10) calendar years prior to the Participant's termination of employment or retirement.
    "Normal Retirement Age" shall mean the later of the attainment of age 65 or the fifth anniversary of participation in the Retirement Plan.
    "Participant" shall mean any employee of the Company who participates in Technitrol's Executive Short-Term Cash Incentive Plan and any other employee of the Company designated by the Board of Directors of Technitrol, Inc. as eligible to participate in the Plan.
    "Plan" means the Technitrol, Inc. Supplemental Retirement Plan, as from time to time amended.
    "Post-409A Benefits" shall mean the benefit amount accrued and/or vested by a Participant under the Plan after December 31, 2004, as determined in accordance with Section 409A of the Code and the regulations and other guidance issued thereunder.
    "Pre-409A Benefits" shall mean the benefit amount accrued and vested by a Participant under the Plan as of December 31, 2004. The amount accrued and vested by a Participant prior to January 1, 2005, equals the present value as of December 31, 2004 of the amount to which the Participant would be entitled under the Plan if the Participant voluntarily terminated services without cause on December 31, 2004, and received a full payment of benefits from the Plan on the earliest possible date allowed under the Plan based on the Participant's age and service as of December 31, 2004, and received benefits in the form with the maximum value (the form with the maximum value will be determined as of the benefit commencement date). A Participant's Pre-409A Benefits will be determined in accordance with the regulations and other guidance issued under Section 409A of the Code by the Internal Revenue Service. The present value calculation will be determined based on the assumptions for the Pre-409A Benefit in Appendix A of the Plan as amended and restated effective December 31, 2004.
    "Retirement Plan" shall mean the Technitrol, Inc. Retirement Plan, as from time to time amended.
    "Specified Employee" shall mean a key employee (as defined in Section 416(i) of the Code without regard to paragraph (5) thereof) of the Company, provided the stock of Technitrol, Inc. is publicly traded in an established securities market or otherwise. A Specified Employee shall be determined in accordance with Treasury Regulation Section 1.409A-1(i), or any successor thereto, with the Specified Employee identification date being December 31st of each year and the Specified Employee effective date being the first day of the fourth month following the Specified Employee identification date. A Participant shall be treated as a Specified Employee if the Participant meets the requirements of Section 416(i)(1)(A)(i), (ii) or (iii) of the Code (applied in accordance with the regulations thereunder and disregarding Section 416(i)(5)) at any time during the 12-month period ending on the Specified Employee identification date. If a Participant is a Specified Employee as of a Specified Employee identification date, the Participant is treated as a Specified Employee for the entire 12-month period beginning on the Specified Employee effective date.
    "Years of Service" shall mean the number of years of credited service that the Participant has earned under the Retirement Plan plus such additional years of service that the Participant is entitled to pursuant to the Plan (pursuant to Section 3.6).
    "Years of Vesting Service" shall mean the number of years of vesting service that the Participant has earned under the Retirement Plan plus such additional years of vesting service that the Participant is entitled to pursuant to the Plan (pursuant to Section 3.6).

  BENEFITS

    Normal Retirement.
      Subject to the provisions of this Article III, a Participant who retires on or after the Normal Retirement Age with 20 or more Years of Service shall receive annually his Post 409A Benefits, commencing as of the first day of the month following the date of retirement, a single life annuity (payable in equal monthly installments) equal to the difference between (i) and (ii) below:
        45% of Final Average Compensation
        The amount of the Participant's accrued benefits (in the form of a straight life annuity) under the Retirement Plan as of the date of retirement.
      For a Participant with less than 20 Years of Service, the annual amount of retirement benefit determined in Section 3.1(a)(i) above shall be multiplied by a fraction, the numerator of which is equal to his Years of Service and the denominator of which is 20.
      As an alternative to receiving benefits in the form of a single life annuity, the Participant may elect in writing to receive benefits in one of the Actuarially Equivalent optional forms as set forth in Section 3.3 and in accordance with Section 3.4. If the Participant elects to receive benefits in one of the optional forms, such benefits shall be adjusted using the Actuarial Equivalent assumptions set forth in Appendix A to this Plan.
    Early Retirement. Subject to the provisions of this Article III, upon retirement on or after his Early Retirement Date and prior to Normal Retirement Age, a Participant shall receive his Post-409A Benefits, commencing as of the first day of the month following the date of retirement, as set forth below:
      If a Participant has 20 or more Years of Service at termination, a single life annuity determined in accordance with Section 3.1(a), based on Years of Service at termination. The benefit determined under the formula in Section 3.1(a)(i) is reduced by 5% per year (prorated based on months) by which payments commence prior to the attainment of age 62 and the offset benefit determined under the formula in Section 3.1(a)(ii) is reduced according to Section 5.2(b) under the Retirement Plan. If payments commence on or after the attainment of age 62, the benefit under the formula in Section 3.1(a)(i) is unreduced, but the offset benefit determined under the formula in Section 3.1(a)(ii) shall be reduced according to Section 5.2(b) under the Retirement Plan if payments commence prior to age 65.
      If a Participant has less than 20 Years of Service at termination, a single life annuity determined in accordance with Section 3.1(b), based on Years of Service at termination and reduced by 1/15 for each of the first five (5) years and 1/30 for each of the next five (5) years (prorated based on months) by which payments commence prior to Normal Retirement Age.
      A Participant who terminates employment prior to his Early Retirement Date with five or more Years of Vesting Service shall receive his Post-409A Benefits, commencing as of the attainment of Early Retirement Date, in the form of a single life annuity as determined in accordance with Section 3.1 or one of the optional forms described in Section 3.3.
      A Participant with five or more Years of Vesting Service who terminated employment prior to January 1, 2009 and who has not commenced benefits by January 1, 2009 shall commence to receive his Post-409A Benefits as of the Early Retirement Date unless he makes an election in accordance with Section 3.4(b) or (c).
    Forms of Benefit. Subject to the provisions of Section 3.1 and 3.2, a Participant may elect to receive his Post-409A Benefits in one of the following Actuarially Equivalent forms:
      a life annuity in level monthly payments, with either 60, 120 or 180 months certain. Such payments shall be made to the Participant for life and shall continue to be paid to the designated Beneficiary of the Participant for the period after the Participant's death and before expiration of the months certain.
      a joint and survivor annuity continuing for life in level monthly payments to the Participant and thereafter for life in level monthly payments to his designated Beneficiary, at either 50%) or 100% (as stated in the election) of the payments to the Participant.
    Elections and Beneficiary Designations. All elections with respect to the time and form of payment shall be on a prescribed form designated and approved by the Administrator.
      Prior Elections. Any payment elections made by a Participant before January 1, 2009 with respect to his Post-409A Benefits, shall continue in effect until such time as the Participant makes a subsequent payment election pursuant to this Article, and such payment election becomes effective as set forth below. If no payment election was previously made, then the current payment election shall be deemed by default to be a single life annuity payable at such time as set forth in Sections 3.1 and 3.2 above.
      Transitional Elections. On or before December 31, 2008, if a Participant who has not commenced to receive benefits wishes to change the timing of the commencement of benefits that are payable under Sections 3.1 and 3.2 of the Plan, the Participant may do so by completing a payment election form designated and approved by the Administrator, provided that any such election (i) must be made no later than December 31, 2008 and must be made prior to the year in which benefit payments are scheduled to commence, (ii) shall not take effect before the date that the election is made and received by the Administrator, (iii) does not cause a payment that would otherwise be made in the year in which the election is made to be delayed to a later year, and (iv) does not accelerate into the year in which the election is made a payment that is otherwise scheduled to be made in a later year.
      Changes in Payment Elections after 2008. On or after January 1, 2009, if a Participant wishes to change his payment election (or the default payment election described in Section 3.4(a), above) as to the timing of commencement of benefits, the Participant may do so by completing a payment election form designated and approved by the Administrator, provided that any such election (i) must be made at least 12 months before the date on which any benefit payments as of a specified time or pursuant to a fixed schedule are scheduled to commence, (ii) shall not take effect until at least 12 months after the date the election is made and accepted by the Administrator, and (iii) for payments to be made other than upon death, must provide an additional deferral period of at least five years from the date such payment would otherwise have been made (or in the case of any annuity or installment payments treated as a single payment, five years from the date the first amount was scheduled to be paid). For purposes of this Plan and clause (iii) above, all annuities or installment payments under this Plan shall be treated as a single payment. An election by a Participant to only change the form of payment to one of the Actuarially Equivalent forms of benefit set forth in Section 3.3 shall not be treated as a change in payment election for purposes of this Section 3.4; however, any such election must be made by the Participant on an election form designated by and approved by the Administrator.
      Elections for New Participants. An Employee who becomes eligible to participate in the Plan after 2008 may elect, within 30 days after becoming eligible to participate, the time and form of benefit payments that the Participant shall receive under the Plan by completing a payment election form designated and approved by the Administrator. If the Participant fails to make such an election, the Participant shall be deemed by default to have elected a single life annuity payable at such time in accordance with Section 3.1 and 3.2, above, whichever is applicable.
      Beneficiary Designations. A Participant may designate a Beneficiary by completing and submitting a written designation with the Administrator, on a form prescribed and approved by the Administrator. A Participant may revoke or modify his Beneficiary designation at any time before the commencement of benefits by completing and submitting a new designation. However, designations will only be effective if signed by the Participant and received by the Administrator during the Participant's lifetime and prior to the date of commencement of benefits to the Participant. The Participant's Beneficiary designation shall be deemed automatically revoked if the Beneficiary predeceases the Participant before the commencement of benefits, or if the Participant names a spouse as Beneficiary and the marriage is subsequently dissolved before the commencement of benefits. If the Participant dies without a valid Beneficiary designation, all remaining payments of the Participant's benefits, if any, shall be made to the Participant's estate.
      Facility of Payment. If a benefit is payable to a minor, to a person declared incompetent, or to a person incapable of handling the disposition of his property, the Company may pay such benefit to the guardian, legal representative or person having the care or custody of such minor, incompetent person or incapable person. The Administrator may require proof of incompetence, minority or guardianship as it may deem appropriate prior to the distribution of the benefit. Such distribution shall completely discharge the Company from all liability with respect to such benefit.
    Death. In the event of the death of a married Participant prior to the commencement of benefits under the Plan, and if the Participant was married to his spouse throughout the one-year period preceding the date of his death, his surviving spouse shall be entitled to receive benefits from this Plan equal to the survivor portion of a joint and 50% survivor annuity that would be payable to the Participant under the Plan had the Participant terminated on the day before his death and elected a joint and 50% survivor annuity on the earliest possible commencement, offset by the Actuarially Equivalent value of the survivor's benefits actually payable to his surviving spouse under the Retirement Plan. Such survivor annuity shall commence as of the first day of the month following the date of the death of the Participant, if the Participant had attained the Early Retirement Date as of his death or, if the Participant had not attained the Early Retirement Dater, the survivor annuity shall commence as of the first day of the month following the date that the Participant would have attained the Early Retirement Date had he survived until such date. In the event of the death of an unmarried Participant or the death of a Participant who was not married to his spouse throughout the one-year period preceding his death prior to the commencement of benefits, there shall be no death benefits payable under the Plan.
    Prior Service Credit. For purposes of determining benefits under this Plan, James M. Papada, III and Grace Greco shall be entitled to 15 Years of Service and 15 Years of Vesting Service of prior service credit, effective as of June 30, 1999.
    Prohibition on Acceleration of Payments. Except as provided in this Section 3.7 and Article VI, in no event shall the time or schedule of any payment or any amount scheduled to be paid pursuant to the terms of the Plan be accelerated, and no such accelerated payment may be made whether or not provided for under the terms of the Plan. Notwithstanding the previous sentence, payment of benefits due to the Participant's death will not be treated as resulting in an acceleration of payment.
      Payment Upon Income Inclusion. The Administrator may provide for the acceleration of the time or schedule of a payment at any time the Plan fails to meet the requirements of Section 409A and the regulations thereunder. Such payment may not exceed the amount required to be included in the Participant's income as a result of a failure to comply with the requirements of Section 409A and the regulations thereunder.
      Plan Termination. The Administrator may accelerate the time and form of payment where the acceleration of payment is made pursuant to the termination of the Plan in accordance with one of the following provisions:
        Technitrol, Inc. or any successor to it may terminate and liquidate the Plan pursuant to irrevocable action taken by its board of directors within the 30 days preceding or the 12 months following a Change in Control, provided that all agreements, methods, programs and other arrangements sponsored by the Company immediately after the Change of Control event under which deferrals of compensation are treated as having been deferred under a single plan under Treasury Regulations Section 1.409A-1(c)(2) are terminated and liquidated with respect to each Participant that experienced the Change of Control event. Each such Participant shall receive all amounts of compensation deferred under the terminated agreements, methods, programs and other arrangements within 12 months of the date Technitrol, Inc. (or any successor to it) irrevocably takes all necessary action to terminate and liquidate the agreements, methods, programs and other arrangements.
        Technitrol, Inc. may terminate the Plan at any time and for any reason, provided that the termination and liquidation of the Plan does not occur proximate to a downturn in the financial health of the Company. The Company must terminate and liquidate all agreements, methods, programs and other arrangements sponsored by the Company that would be aggregated with any terminated and liquidated agreements, methods, programs and other arrangements under Treasury Regulation Section 1.409A-1(c) if the same Participant had deferrals of compensation under all of the agreements, methods, programs and other arrangements that are terminated and liquidated. Further, no payments in liquidation of the Plan shall be made within 12 months of the date Technitrol, Inc. takes all necessary action to irrevocably terminate and liquidate the Plan other than payments that would be payable under the terms of the Plan if the actions to terminate and liquidate the Plan had not occurred. In addition, all payments shall be made as soon as possible after the date that is 12 months after the date Technitrol, Inc. takes all necessary action to irrevocably terminate and liquidate the Plan (but not later than 24 months after such date). In addition, the Company shall not adopt a new plan that would be aggregated with any terminated and liquidated plan under Treasury Regulation Section 1.409A-1(c) if the same Participant participated in both plans, at any time within three years following the date that the Technitrol, Inc. takes all necessary action to irrevocably terminate and liquidate the Plan.
        Such other events and conditions as prescribed by Treasury Regulation Section 1.409A-3(j)(4)(ix) or any generally applicable guidance published in the Internal Revenue Bulletin.
      Payment of State, Local, FICA or Foreign Taxes. The Administrator may provide for the acceleration of the time of a payment of a Post-409A Benefit to reflect the payment of state, local, FICA or foreign tax obligations arising from participation in the Plan that apply to an amount vested and accrued under the Plan before the amount is paid or made available to the Participant. Such payment may not exceed the amount of such taxes due as a result of participation in the Plan with respect to the Post-409A Benefits. A Participant's benefits under the Plan shall be reduced to reflect the payment of the Participant's tax obligations under this Section. The amount of the reduction to the Participant's benefits is determined as follows:
        If the Participant is required to receive a mandatory lump sum distribution pursuant to Section 3.7(d), the amount of the reduction equals the amount of the accelerated payment increased with interest from the date in which the accelerated payment was made to the Participant's benefit commencement date. The interest rate used for this purpose shall equal the interest rate set forth in Appendix A.
        If the Participant will receive his Plan benefit in the form of an annuity, the amount of the reduction equals the amount of the accelerated payment increased with interest from the date on which the accelerated payment was made to the Participant's benefit commencement date. The accumulated value of the accelerated payment is then converted into Actuarially Equivalent annuity using the actuarial assumptions set forth in Appendix A.
      Cashouts. The Administrator may in its decretion require a Participant or a Beneficiary of a deceased Participant to receive a mandatory lump sum distribution of benefits if the present value of the Participant's benefits (including the Participant's Pre-409A Benefits) under the Plan do not exceed the applicable dollar amount under Section 402(g)(1)(B) of the Code, provided that the payment results in the termination and liquidation of the Participant's interest under the Plan (and under all arrangements that are treated with this Plan as a single non-qualified deferred compensation plan under Section 1.409A-1(c)(2) of the regulations). The present value of a lump sum payment shall be calculated as of the payment date, assuming commencement at the Participant's earliest possible commencement date, in accordance with the interest and mortality assumptions as described in Appendix A.
    Six-Month Delay for Specified Employees. Notwithstanding anything in this Article III to the contrary, if a Participant is a Specified Employee on the date of his "separation from service," within the meaning of section 409A of the Code, in no event shall the Participant's Post-409A Benefits commence to be paid to the Participant until the date that is six months after the date of the Participant's separation from service (or, if earlier than the end of the six month period, the date of death of the Specified Employee). If a benefit payment to a Participant is delayed pursuant to the preceding sentence, the Participant shall be entitled to interest on the delayed payment equal to the average of the first segment interest rates (with applicable phase-in) prescribed by the rules under Section 417(e)(3) of the Code over the six calendar months immediately preceding the calendar month of the Participant's separation from service.
    Separation from Service Prior to 2005. If a Participant separated from service prior to 2005, his rights and benefits under the Plan shall be determined by the terms and provisions of the Plan as in effect on his separation from service.

  ADMINISTRATION

    The Plan shall be administered by the Administrator, who shall have the discretionary authority to interpret the Plan, to determine eligibility for benefits hereunder, and to determine the nature and amount of benefits. Any construction or interpretation of the Plan and any determination of fact in administering the Plan made in good faith by the Administrator shall be final and conclusive for all Plan purposes.
    The Administrator shall prescribe a form for the presentation of claims under the terms of this Plan.
      Upon presentation to the Administrator of a claim on the prescribed form, the Administrator shall make a determination of the validity thereof. If the determination is adverse to the claimant, the Administrator shall furnish to the claimant within 90 days after the receipt of the claim a written notice setting forth the following:
        the specific reason or reasons for the denial;
        specific responses to pertinent provisions of the Plan on which the denial is based;
        a description of any additional materials or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary; and
        appropriate information as to the steps to be taken if the claimant wishes to submit his or her claim for review.
      In the event of a denial of a claim, the claimant or his duly authorized representative may appeal such denial to the Administrator for a full and fair review of the adverse determination. Claimant's request for review must be in writing and made to the Administrator within 60 days after receipt by claimant of the written notification required under Section 4.2(b); provided, however, such 60-day period shall be extended if circumstances so warrant. Claimant or his duly authorized representative may submit issues and comments in writing which shall be given full consideration by the Administrator in its review.
      The Administrator may, in its sole discretion, conduct a hearing. A request for a hearing made by claimant will be given full consideration. At such hearing, the claimant shall be entitled to appear and present evidence and be represented by counsel.
      A decision on a request for review shall be made by the Administrator not later than 60 days after receipt of the request; provided, however, in the event of a hearing or other special circumstances, such decision shall be made not later than 120 days after receipt of such request. If it is necessary to extend the period of time for making a decision beyond 60 days after the receipt of the request, the claimant shall be notified in writing of the extension of time prior to the beginning of such extension.
      The Administrator's decision on review shall state in writing the specific reasons and references to the Plan provisions on which it is based. Such decision shall be promptly provided to the claimant. If the decision on review is not furnished in accordance with the foregoing, the claim shall be deemed denied on review.

  AMENDMENT AND TERMINATION

    Technitrol, Inc. may amend the Plan in any manner and at any time by action of the Board of Directors; provided, however, that no amendment shall deprive any Participant or his surviving spouse of any benefit accrued hereunder as of the date of adoption of such amendment as determined under Section 5.3, below.
    Technitrol, Inc. reserves the right to terminate this Plan at any time in accordance with Section 3.7, in which case the benefits payable to any Participant shall be limited to those accrued hereunder as of the effective date of termination, as determined under Section 5.3, below.
    For purposes of Section 5.1 and 5.2, above, the benefit accrued by a Participant as of the date of adoption of an amendment to the Plan or the effective date of termination of the Plan shall be computed under Sections 3.1 or 3.2, whichever is applicable, as if the Participant has terminated employment on such date.

  CHANGE IN CONTROL

    Notwithstanding anything to the contrary in the Plan, in the event there is a Change in Control of Technitrol, Inc., each Participant who is employed by the Company immediately prior to the Change in Control shall be entitled to receive benefits under this Plan (whether or not they are so employed by the Company or any successor to it after the Change in Control) equal to the excess of (i) the Post-409A Benefits that the Participant would have accrued under the Plan if his total Years of Service credited under the Plan included an additional five years, but not exceeding a total of 20 Years of Service, (and, in the case of James M. Papada, III and Grace Greco, included, in addition to such additional five years, such additional years of credited service as provided in Section 3.6), as of the date of Change in Control over (ii) the vested benefits that the Participant has actually accrued under the Retirement Plan as of the date of Change in Control.
    In the event of a Change in Control, a Participant shall be treated as fully vested in his right to receive benefits under this Plan regardless of whether the Participant is fully vested in his accrued benefits under the Retirement Plan or whether the Participant terminates employment on or after the Change in Control.
    In the event of a Change in Control, a Participant shall be entitled to receive a lump sum payment of the present value of the unpaid Post-409A Benefits that he has accrued under the Plan (calculated taking into account the provisions of Section 6.1 above) within ten days of the date on which the Change in Control occurs. The present value of the lump sum payment shall be determined by using the RP-2000 Mortality Table for Males without a collar adjustment and an interest rate (rounded to the nearest 2/10 of 1 percent) equal to 120 percent of the applicable Federal mid-term rate in effect under Section 1274(d)(1) of the Code, for the calendar month preceding the month in which the Change in Control occurs, and by assuming that the Participant's benefits were deferred to the earliest unreduced retirement age under the Plan. If the Participant has attained the earliest unreduced retirement age under the Plan as of the date of the Change in Control, the present value will be determined by assuming that the Participant's benefits will commence immediately.
    In addition to the lump sum payment described in Section 6.3, above, a Participant shall be entitled to receive an additional payment, within ten days following a Change in Control, of an amount that is sufficient to reimburse the Participant for any federal, state or local taxes (including, but not limited to, excise tax penalties) as a result of the payment of such lump sum and as a result of the additional payment to him pursuant to this Section 6.4, regardless of whether such payments, or any portion of them, are considered "excess parachute payments" under Section 280G of the Code. Such additional payment shall be calculated by assuming the Participant is subject to the highest marginal federal, state and local tax rates then in effect.
    In the event a Participant receives a lump sum payment of benefits pursuant to this Article VI, but continues employment with the Company subsequent to the Change in Control, the Participant shall be eligible to continue to accrue benefits under this Plan but shall not be entitled to receive a duplication of benefits previously paid to him pursuant to this Article. The benefit accrued pursuant to this Section 6.5 will be determined under the formulas under Section 3.1(a) and 3.1(b), whichever is appropriate, except taking into account only Compensation received after the Change in Control for purposes of determining the Final Average Compensation under Section 3(a)(i) and Years of Service credited after the Change in Control (but Years of Service credited after the Change in Control when combined with Years of Service credited through the date of the Change in Control shall be limited to 20 years in total).

  MISCELLANEOUS

    Nothing contained herein shall be construed as providing for assets to be held in trust or escrow or any other form of asset segregation for the Participant or the Participant's designated Beneficiary, the Participant's only interest being the right to receive benefits set forth herein. To the extent that the Participant or any other person acquires a right to receive benefits under this Plan, such right shall be no greater than the right of any unsecured general creditor of the Company.
    Nothing contained in this Plan shall be construed as a contract of employment between the Company and any Participant, or as a right of any Participant to be continued in employment of the Company, or as a limitation on the right of the Company to discharge any of its employees, with or without cause.
    The benefits payable hereunder or the right to receive future benefits under the Plan may not be anticipated, alienated, pledged, encumbered, or subject to any charge or legal process.
    This Plan shall be interpreted in accordance with the laws of the Commonwealth of Pennsylvania, except to the extent superseded by ERISA.
    This Plan shall be construed and operated in accordance with the requirements of Section 409A of the Code and the regulations and other guidance issued thereunder by the Internal Revenue Service. To the extent that any provision of the Plan conflicts with the requirements of Section 409A of the Code, such provision shall be deemed null and void.

IN WITNESS WHEREOF, Technitrol, Inc. has caused this Plan to be executed by its authorized officers and its corporate seal to be impressed hereon this 24th day of December, 2008.

TECHNITROL, INC.

/s/ Drew A. Moyer

APPENDIX A

TECHNITROL, INC.

SUPPLEMENTAL RETIREMENT PLAN

AMENDED AND RESTATED

EFFECTIVE JANUARY 1, 2009

The Actuarially Equivalent assumptions that shall be used for calculating present value of a Participant's Post-409A Benefit for purposes of determining the adjustment for payment of state, local, FICA or foreign taxes under Section 3.7(c) or cashouts under Section 3.7(d) are as follows:

Interest: The applicable interest rate prescribed by the rules under Section 417(e)(3) of the Code for the October preceding the calendar year in which the distribution is made.

Mortality: The applicable mortality table under Section 417(e)(3) of the Code.